Exhibit 10.3

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this "Agreement") is entered into as of July 17, 2006, by and among ALLTEL Corporation, a Delaware corporation ("AT Co."), ALLTEL Holding Corp., a newly formed Delaware corporation and a wholly owned subsidiary of AT Co. ("Spinco"), and Valor Communications Group, Inc., a Delaware corporation ("Valor"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Distribution Agreement, dated as of December 8, 2005, by and between AT Co. and Spinco, as amended on June 29, 2006 (the "Distribution Agreement").

RECITALS

Whereas, AT Co. is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that has filed consolidated federal income tax returns.

Whereas Spinco is a newly-formed, wholly owned subsidiary of AT Co.

Whereas, pursuant to the Distribution Agreement, among other things, AT Co. will transfer or cause to be transferred to Spinco or one or more subsidiaries of Spinco (pursuant to certain preliminary restructuring transactions) all of the Spinco Assets, Spinco will assume or cause to be assumed all of the Spinco Liabilities, and Spinco will issue to AT Co. Spinco Common Stock and Spinco Exchange Notes and will pay the Special Dividend (the "Contribution").

Whereas, on the Distribution Date, AT Co. will distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis to holders of the AT Co. Common Stock (the "Distribution").

Whereas, pursuant to the Merger Agreement, dated as of December 8, 2005, by and among AT Co., Spinco and Valor (the " Merger Agreement"), following the Distribution, Spinco will merge with and into Valor pursuant to the Merger.

        Whereas, the parties to this Agreement intend that the Contribution, together with the Debt Exchange, qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Distribution qualify as a distribution of Spinco stock to AT Co. stockholders pursuant to Section 355 of the Code, that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code, and that no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of AT Co., Spinco, and their respective stockholders (except to the extent of cash received in lieu of fractional shares).

Whereas, AT Co., Spinco and Valor desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

"Advisory Fees" shall have the meaning set forth in Section 3.06(b).

"Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with a specified Person.

"Agreement" shall have the meaning set forth in the recitals.

"Applicable Federal Rate" shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.

"AT Co." shall have the meaning set forth in the preamble to this Agreement.

"AT Co. Group" shall mean AT Co. and all Subsidiaries of AT Co. at any time preceding, at or following the Contribution, but shall not include any member of the Spinco Group.

"AT Consolidated Group" shall mean any consolidated, combined or unitary group (i) of which AT Co. is the common parent corporation at any time or (ii) that otherwise included Spinco or any Spinco Subsidiary for any Pre-Distribution Period.

“AT Excess Expenses” shall have the meaning set forth in Section 3.06(a).

“AT Tax Expenses” shall have the meaning set forth in Section 3.06(b).

"Code" shall have the meaning set forth in the recitals.

"Combined Return" shall have the meaning set forth in Section 2.01.

"Contribution" shall have the meaning set forth in the Recitals.

"Control" or "Controlled" shall mean, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

"Controlling Party" shall have the meaning set forth in Section 5.01.

"Disqualifying Action" shall have the meaning set forth in Section 10.2 of the Merger Agreement.

"Distribution" shall have the meaning set forth in the Recitals.

"Distribution Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Distribution Date" shall have the meaning set forth in the Distribution Agreement.

“Exchange Note Expenses” shall have the meaning set forth in Section 3.06(b).

“Exchange Notes” shall have the meaning set forth in Section 3.06(b).

"Final Determination" shall have the meaning set forth in the Merger Agreement.

"Income Taxes" shall mean any and all Taxes based upon or measured by net or gross income (including alternative minimum tax under Section 55 of the Code and including any liability described in clauses (ii) or (iii) of the definition of "Taxes" that relates to any Income Tax).

“Investment Banking Letter Agreements” shall have the meaning set forth in Section 3.06(b).

“Merger Advisory Fees” shall have the meaning set forth in Section 3.06(b).

"Other Taxes" shall mean any and all Taxes other than Income Taxes, including any liability described in clauses (ii) or (iii) of the definition of "Taxes" that relates to any Other Tax.

"Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

"Post-Distribution Period" shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

"Pre-Distribution Period" shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

"Reimbursing Party" shall have the meaning set forth in Section 3.05(d).

"Reimbursed Party" shall have the meaning set forth in Section 3.05(d).

"Separate Return" shall have the meaning set forth in Section 2.01(b).

"Short Period Return" shall have the meaning set forth in Section 2.01(b).

"Spinco" shall have the meaning set forth in the Recitals.

“Spinco Credit/Note Expenses” shall have the meaning set forth in Section 3.06(b).

"Spinco Group" shall mean Spinco and all entities that are Subsidiaries of Spinco immediately following the Contribution.

“Spinco Tax Expenses” shall have the meaning set forth in Section 3.06(b).

" Spinco Transaction Expenses" shall have the meaning set forth in Section 3.06(a).

"Straddle Return" shall have the meaning set forth in Section 2.01.

"Straddle Period" shall mean any taxable period that includes but does not end on the Distribution Date.

"Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used.

"Tax" or "Taxes" shall have the meaning set forth in the Merger Agreement.

"Tax Attribute" shall mean any net operating loss carryover, net capital loss carryover, investment tax credit carryover, foreign tax credit carryover, charitable deduction carryover or other similar item that could reduce Income Tax for a past or future taxable period.

"Tax Benefit" shall means, in the case of separate state, local or other Income Tax Return, the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of a corporation to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability, and in the case of a consolidated federal Income Tax Return or combined, unitary or other similar state, local or other Income Tax Return, the sum of the amount by which the Tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability.

"Tax Contest" shall have the meaning set forth in Section 5.01.

"Tax Return" shall have the meaning set forth in the Merger Agreement.

"Taxing Authority" shall have the meaning set forth in the Merger Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 3.06(a).

"USF Payments" shall have the meaning set forth in Section 2.04(a).

"USF Tax Amount" shall have the meaning set forth in Section 2.04(a).

"Valor" shall have the meaning set forth in the recitals

"Valor Group" shall mean Valor and all entities that are Subsidiaries of Valor immediately following the Merger.

"Windstream Corporation" shall mean the corporation surviving the Merger.

ARTICLE II.

TAX RETURNS AND TAX PAYMENTS

2.01 OBLIGATIONS TO FILE TAX RETURNS.

(a) AT Co. shall file or cause to be filed any Income Tax Return that is required to be filed after the Distribution Date by or with respect to any member of the Spinco Group that (i) is filed on a consolidated, combined or unitary basis, (ii) includes both one or more members of the AT Co. Group and one or more members of the Spinco Group, and (iii) is for a taxable period that includes a Pre-Distribution Period (a "Combined Return"). Each member of the Spinco Group hereby irrevocably authorizes and designates AT Co. as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Combined Tax Return and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of a Combined Return. Except as otherwise provided herein, AT Co. shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Income Taxes in respect of a Combined Return for which AT Co. bears responsibility hereunder and to determine whether any refunds of such Income Taxes to which the AT Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the AT Consolidated Group.

(b) Valor shall file or cause to be filed any other Income Tax Return required to be filed after the Distribution Date by or with respect to one or more members of the Spinco Group, including any such Tax Return (i) with respect to any taxable period that includes but does not end on the Distribution Date (a "Straddle Return"), (ii) with respect to a taxable period ending on the Distribution Date (a "Short Period Return"), and (iii) with respect to a taxable period beginning after the Distribution Date (a "Separate Return"). AT Co. shall remit to Valor in immediately available funds the amount of any Income Taxes (including estimated Income Taxes) related to a Straddle Return or Short Period Return for which AT Co. is responsible hereunder, at least two Business Days before payment of the relevant amount is due to a Taxing Authority. Valor shall file or cause to be filed any Other Tax Return required to be filed after the Distribution Date by one or more members of the Spinco Group.

2.02 APPROVAL OF STRADDLE RETURNS AND SHORT PERIOD RETURNS. No later than thirty (30) days prior to the date on which any Straddle Return or Short Period Return is required to be filed (taking into account any valid extensions) (the "Due Date"), Valor shall submit or cause to be submitted to AT Co. the Straddle Return or Short Period Return and shall make or cause to be made any and all changes to such return reasonably requested by AT Co., to the extent that such changes relate to items for which AT Co. has responsibility hereunder (and for which at least substantial authority exists within the meaning of Section 6662 of the Code and the Treasury Regulations thereunder). Valor shall not file or allow to be filed any such Straddle Return or Short Period Return prior to receiving written approval of the return from AT Co., which approval shall not be unreasonably withheld, delayed or conditioned.

2.03 OBLIGATION TO REMIT TAXES. Subject to Section 2.01 and subject always to the ultimate division of responsibility for Taxes set out in Section 2.04, AT Co. and Valor shall each remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that such party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party's group (the AT Co. Group or the Spinco Group) to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein or in the Merger Agreement.

2.04 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

(a) From and after the Merger, Valor shall be liable for and shall indemnify and hold the AT Co. Group harmless against (i) any net liability for Income Taxes of a member of the Spinco Group (and Valor and the Spinco Group shall be entitled to receive and retain any net refund of Income Taxes or other net Tax Benefit) attributable to the treatment of payments received from a federal or state universal services fund ("USF Payments") in respect of the Spinco Business for the period from January 1, 1997, to the Distribution Date, taking into account (x) any refund of Income Taxes with respect to USF Payments previously not treated as contributions to capital within the meaning of Section 118(a) of the Code, (y) cost recovery deductions arising from property acquired with USF Payments and (z) Income Taxes payable as a result of a failure of a USF Payment to be treated as a contribution to capital within the meaning of Section 118(a) of the Code, in each case with respect to such period (a "USF Tax Amount"), (ii) any Other Taxes arising in the Pre-Distribution Period and attributable to a member of the Spinco Group or to the employees, assets or transactions of the Spinco Business, except for Other Taxes arising in respect of the Contribution (including the Preliminary Restructuring) or the Distribution and (iii) any liability for Taxes arising in the Post-Distribution Period and attributable to a member of the Spinco Group or to the assets, employees, or transactions of the Spinco Business. Except with respect to indemnification pursuant to clause (i), all indemnification pursuant to this Section 2.04(a) shall be on a net after-Tax basis.

(b) Except for Taxes specifically allocated to Valor under this Agreement or for which Valor has indemnified AT Co. pursuant to the Merger Agreement, AT Co. shall be liable for and shall indemnify and hold Valor and its Subsidiaries and the Spinco Group harmless against, on a net after-Tax basis, any Tax liability (i) of the AT Co. Group or any AT Consolidated Group or any member thereof or attributable to the employees, assets or transactions of the AT Co. Business or (ii) of the Spinco Group or any member thereof, including Taxes arising from any Distribution Disqualification other than Taxes for which Valor is responsible pursuant to Article X of the Merger Agreement.

(c) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the AT Co. Group and any member of the Spinco Group (including the ALLTEL Corporation and Subsidiaries Tax Sharing Policy in effect for taxable years ending on or after December 31, 1991) shall be terminated with respect to the Spinco Group as of the Distribution Date, and no member of the Spinco Group shall have any continuing rights or obligations thereunder.

(d) Valor shall be entitled to any refund of or credit for Taxes for which Valor is responsible under this Agreement, and AT Co. shall be entitled to any refund of or credit for Taxes for which AT Co. is responsible under this Agreement. Refunds for any Straddle Period shall be equitably apportioned between the AT Co. Group and the Spinco Group in accordance with the provisions of this Agreement governing such periods. A party receiving a refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled within five days after the receipt of the refund.

2.06 PERIOD THAT INCLUDES THE DISTRIBUTION DATE.

(a) To the extent permitted by law or administrative practice, the taxable year of each member of the Spinco Group with respect to any Tax shall be treated as closing at the close of the Distribution Date.

(b) If it is necessary for purposes of this Agreement to determine the Tax liability of any member of the Spinco Group for a taxable year or period that begins on or before and ends after the Distribution Date and that is not treated under Section 2.05(a) as closing at the close of the Distribution Date, the determination shall be made, in the case of Taxes that are based upon income or receipts, by assuming that the relevant taxable period ended at the close of the Distribution Date, except that any exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis. In the case of Taxes that are imposed on a periodic basis, are payable for a taxable period that includes (but does not end on) the Distribution Date, and are not based upon or related to income or receipts, the portion of such Tax that relates to the Pre-Distribution Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Distribution Date and the denominator of which is the number of days in the entire taxable period.

(c) For the avoidance of doubt, Taxes allocated to the Pre-Distribution Period shall include (i) any Tax resulting from the departure of any corporation from any AT Consolidated Group (resulting from the triggering into income of deferred intercompany transactions under Section 1.1502-13 of the Treasury Regulations or excess loss accounts under Section 1.1502-19 of the Treasury Regulations or otherwise) other than any such Tax that would not have arisen in the absence of a Disqualifying Action, and (ii) any Tax related to items of income or gain arising with respect to any interest in an entity treated as a partnership for United States federal income tax purposes, held by a member of the Spinco Group in the Pre-Distribution Period, in accordance with the principles of Section 1.1502-76(b)(2)(vi) of the Treasury Regulations.

ARTICLE III.

CARRYBACKS; AMENDED RETURNS; TIMING ADJUSTMENTS; COMPENSATION DEDUCTIONS

3.01 CARRYBACKS. Without the consent of AT Co., no member of the Spinco Group shall carry back any Tax Attribute (unless required to carry back such Tax Attribute by law) from a Post-Distribution Period to a Pre-Distribution Period. Provided that AT Co. consents to the carryback or if the carryback is required by law, AT Co. (or any other member of the AT Co. Group receiving such refund) shall promptly remit to Valor any Tax Benefit it realizes with respect to any such carryback.

3.02 AMENDED RETURNS. Valor shall not, and shall not permit any member of the Spinco Group to, file any amended Income Tax Return of a member of the Spinco Group or a Tax Return with respect to Other Taxes of a member of the Spinco Group that is filed on a combined basis with a member of the AT Co. Group, in each case with respect to a Pre-Distribution Period, without first obtaining the consent of AT Co., which shall not be unreasonably withheld, delayed or conditioned.

3.03 TIMING ADJUSTMENTS.

(a) If an audit or other examination by any Taxing Authority with respect to any Income Tax Return shall result (by settlement or otherwise) in any adjustment that (A) decreases deductions, losses or Tax credits or increases income, gains or recapture of Tax credits of a member of the AT Consolidated Group for a Pre-Distribution Period in respect of an item for which AT Co. is responsible hereunder and (B) will permit the Spinco Group to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits that would otherwise (but for such adjustment) have been taken or reported with respect to the Spinco Group for one or more Post-Distribution Periods, Valor shall, and shall cause the Spinco Group to, pay to AT Co. the amounts of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized, provided, however, that this Section 3.02(a) shall not apply to any such adjustment relating to the subject matter of 2.04(a)(i) and the last sentence of Section 4.01.

(b) If an audit or other examination by any Taxing Authority with respect to any Income Tax Return shall result (by settlement or otherwise) in any adjustment that (A) decreases deductions, losses or Tax credits or increases income, gains or recapture of Tax credits of a member of the Valor Group for a Post-Distribution Period and (B) will permit any member of the AT Co. Group or any AT Consolidated Group to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits in respect of an item for which AT Co. would be responsible hereunder, AT Co. shall, and shall cause the AT Co. Group to, pay to Valor the amounts of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

(c) The party in control of the audit or other examination to which any such adjustment described in 3.02(a) or (b) above relates shall notify the other party and provide it with adequate information so that it may reflect such adjustment on its applicable Tax Returns.

3.04. TAX BENEFIT REALIZED. For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that, where a party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the last items utilized to produce a Tax Benefit.

3.05 DEDUCTIONS WITH RESPECT TO RESTRICTED STOCK ISSUED PRIOR TO THE DISTRIBUTION DATE.

(a) All deductions for United States federal, state and local income Tax purposes resulting from the vesting of shares of restricted stock of AT Co. issued prior to the Distribution Date and the related shares of Windstream Corporation received with respect to such AT Co. shares shall be taken by AT Co. or a member of the AT Co. Group, and no party to this Agreement shall take any position on any Tax Return which is inconsistent with such treatment, unless required to do so pursuant to a Final Determination to such effect.

(b) If, by reason of a subsequent Final Determination as to the treatment of any tax deductions related to the AT Co. restricted stock or Windstream Corporation restricted stock referred to in Section 3.05(a) above, the taxing authorities determine that Valor is entitled to such deduction, then Valor shall, and shall cause the Spinco Group to, pay to AT Co. the amount of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

3.06 DEDUCTIONS WITH RESPECT TO TRANSACTION EXPENSES

(a) Pursuant to Section 12.2 of the Distribution Agreement, the costs and expenses incurred by AT Co. or Spinco or their respective Subsidiaries and described in that Section (“Transaction Expenses”) are to be paid (borne economically) by (i) Spinco, in an amount up to $45.948 million (“Spinco Transaction Expenses”), and (ii) thereafter, by AT Co. (“AT Excess Expenses”).

(b) As soon as is reasonably practicable after the Closing Date, AT Co. and Valor shall determine (i) those Transaction Expenses that are to be reported as items of the AT Co. Group for Tax purposes (“AT Tax Expenses”) and (ii) those Transaction Expenses that are to be reported as items of the Spinco Group for Tax purposes (“Spinco Tax Expenses”). In making that determination, the following principles shall apply - (i) the costs and expenses incurred in connection with (A) the Spinco Credit Agreement and (B) the $800 million in principal amount of Senior Notes due 2013 issued by Windstream Corporation (collectively, “Spinco Credit/Note Expenses”), including the aggregate fees, expenses and underwriting discount related thereto, shall be treated as Spinco Tax Expenses; (ii) the portion of the advisory fees (“Advisory Fees”) payable pursuant to those certain Letter Agreements, dated December 7 and 8, 2005, among Stephens, Inc., JP Morgan Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Alltel Corporation and ALLTEL Holding Corp. (“Investment Banking Letter Agreements”) that relates to the Merger (“Merger Advisory Fees”), which portion the parties agree is $9.375 million, shall be treated as Spinco Tax Expenses; (iii) the remaining portion of the Advisory Fees, which relate to the Contribution and the Distribution and which portion the parties agree is $28.125 million (“Contribution/Distribution Advisory Fees”), shall be treated as AT Tax Expenses; (iv) the costs and expenses (“Exchange Note Expenses”) incurred in connection with the $1.746 billion in principal amount of Notes due 2016 issued by Spinco (“Exchange Notes”), other than the implicit underwriting commission arising on the transfer by AT Co. of the Exchange Notes in exchange for certain outstanding indebtedness of AT Co. (which shall be treated as an AT Tax Expense), shall be treated as Spinco Tax Expenses; (v) other fees and expenses related to the Merger shall be treated as Spinco Tax Expenses; (vi) other fees and expenses related to the Contribution and the Distribution shall be treated as AT Tax Expenses; and (vii) costs and expenses not provided for in clauses (i) through (vi) shall be allocated between AT Co. and Spinco for Tax purposes in such reasonable manner as the parties may agree. No party shall take a position on any Tax Return that is inconsistent with the allocations provided for in this paragraph (b), unless required to do so by a Final Determination to such effect.

(c) If, as an original matter or by reason of a subsequent Final Determination as to the treatment of a Transaction Expense as an AT Tax Expense or a Spinco Tax Expense, a Spinco Tax Expense is borne economically by AT Co. (that is, if a Spinco Tax Expense is treated as an AT Excess Expense), then, in accordance with Section 3.04 of this Agreement and without duplication of the other adjustments required under this Agreement, Valor shall, and shall cause the Spinco Group to, pay to AT Co. the amount of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized. For this purpose, the following ordering conventions shall apply - (i) Spinco Transaction Expenses shall be deemed to consist (A) first, of Spinco Credit/Note Expenses, to the full extent thereof, (B) second, of Exchange Note Expenses, to the full extent thereof, (C) third, of Merger Advisory Fees, to the full extent thereof, (D) fourth, of other fees and expenses related to the Merger described in paragraph (b)(v) and (E) fifth, of other Spinco Tax Expenses described in paragraph (b)(vii).

(d) The principles of paragraph (c) shall apply, mutatis mutandis, if an AT Tax Expense is borne economically by Spinco (that is, if an AT Tax Expense is treated as a Spinco Transaction Expense).

ARTICLE IV.

PAYMENTS

4.01 PAYMENTS. Except as provided in Section 2.01 and Section 3.03, payments due under this Agreement shall be made no later than thirty (30) days after the receipt or crediting of a refund, the realization of a Tax Benefit for which the other party is entitled to reimbursement, the delivery of notice of payment of a Tax for which the other party is responsible under this Agreement, or the delivery of notice of a Final Determination which results in such other party becoming obligated to make a payment hereunder to the other party hereto. Payments due hereunder, but not made within such 30-day period, shall be accompanied with interest at a rate equal to the Applicable Federal Rate from the due date of such payment. Notwithstanding the foregoing, in the case of any payment required to be made to AT Co. by Valor as the result of a Final Determination with respect to a USF Amount, such USF Amount may be paid in ten (10) equal, annual installments, commencing on a date which is not less than thirty (30) days after the date of such Final Determination, and on each of the nine succeeding anniversaries of such date.

4.02 NOTICE. AT Co. and Valor shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V.

TAX CONTESTS

5.01 NOTICE. Valor shall promptly notify AT Co. in writing upon receipt by Valor or any member of the Valor Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a "Tax Contest") concerning any Combined Return, Straddle Return or Short Period Return or otherwise concerning Taxes for which AT Co. may be liable under this Agreement. AT Co. shall promptly notify Valor in writing upon receipt by AT Co. or any member of the AT Co. Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Separate Return or otherwise concerning Taxes for which Valor may be liable under this Agreement.

5.02 CONTROL OF CONTESTS BY AT. CO. Except as provided in Section 5.03, AT Co. shall have sole control of any Tax Contest of a member of the Spinco Group related to any Combined Return, Straddle Return or Short Period Return, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, provided, however, that (i) AT Co. shall provide Valor an opportunity to review and comment upon AT Co.'s communications with such Taxing Authorities to the extent such communications relate to Spinco or any member of the Spinco Group, (ii) AT Co. shall act in good faith in connection with its control of such Tax Contest and (iii) in the case of any such Tax Contest that relates to Income Taxes for which Valor has responsibility hereunder, Valor may participate in the Tax Contest at its own expense, and AT Co. shall not settle or concede any such Tax Contest without the prior written consent of Valor, which consent shall not be unreasonably withheld, delayed or conditioned.

5.03 CONTROL OF CONTESTS BY VALOR. Valor shall have sole control of any Tax Contest related to any Separate Return and any Tax Contest relating to Other Taxes for which Valor is responsible hereunder, including the exclusive right to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest.

ARTICLE VI.

COOPERATION

6.01 GENERAL. AT Co. and Valor shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period.

6.02 CONSISTENT TREATMENT.

(a) Unless and until there has been a Final Determination to the contrary, each party agrees to treat the Contribution, together with the Debt Exchange, as a reorganization qualifying under Section 368(a)(1)(D) of the Code, the Distribution as a transaction qualifying under Sections 355 and 361 of the Code and the Merger as a reorganization qualifying under Section 368(a) of the Code, pursuant to which no gain or loss is recognized by any of AT Co., Spinco, Valor and their respective shareholders (except to the extent of cash received in lieu of fractional shares).

(b) Unless and until there has been a Final Determination to the contrary or unless there is not at least substantial authority for a particular position within the meaning of Section 6662 of the Code and the Treasury Regulations thereunder, Valor shall file or cause to be filed all Tax Returns of a member of the Spinco Group or relating to the Spinco Business and shall conduct any Tax Contests in respect of a member of the Spinco Group or the Spinco Business in a manner consistent with AT Co.'s determination of the adjusted Tax basis of any asset and the amount of any Tax Attribute or any similar item held by the Spinco Group at the time of the Distribution, and, without the consent of AT Co., in the case of a past practice of the AT Co. Consolidated Group that is subject to a Tax Contest at the time of the Distribution, Valor shall not permit any of the Spinco Subsidiaries to take any position on any Tax Return, in any Tax Contest or otherwise that is inconsistent with such past practice. For the avoidance of doubt, this Section shall not apply to reporting under GAAP.

ARTICLE VII.

RETENTION OF RECORDS; ACCESS

The AT Co. Group and the Valor Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the AT Co. Group or the Spinco Group for any Pre-Distribution Period or any Post-Distribution Period or for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting party. At any time after the Distribution Date that the Valor Group proposes to destroy such material or information, it shall first notify the AT Co. Group in writing and the AT Co. Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the AT Co. Group proposes to destroy such material or information, it shall first notify the Valor Group in writing and the Valor Group shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII.

TERMINATION OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

ARTICLE IX.

DISPUTE RESOLUTION

AT Co. and Valor shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including, but not limited to, any dispute in connection with a claim by a third party (a "Dispute"). Either party may give the other party written notice of any Dispute not resolved in the normal course of business. If the parties cannot agree by the tenth Business Day following the date on which one party gives such notice (the "Dispute Date"), then the Dispute shall be determined as follows: Within 20 days of the Dispute Date, AT Co. and Valor shall each appoint one arbitrator. The two arbitrators so appointed shall appoint a third arbitrator within 30 days of the Dispute Date. If either party shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be conducted by the sole arbitrator appointed by the other party. Whether selected by AT Co., Valor or otherwise, each arbitrator selected to resolve such dispute shall be a tax lawyer who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved. Such arbitrators shall be empowered to resolve the Dispute, including by engaging nationally recognized accounting and other experts. Each of AT Co. and Valor shall bear 50% of the aggregate expenses of the arbitrators (or the sole arbitrator). The decision of the arbitrators shall be rendered no later than 90 days from the Dispute Date and shall be final.

ARTICLE X.

MERGER AGREEMENT CONTROLS

None of the provisions of this Agreement are intended to supersede any provision in Article X of the Merger Agreement. In the event of any conflict between this Agreement and Article X of the Merger Agreement, Article X of the Merger Agreement shall control.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

To the extent not inconsistent with any specific term of this Agreement, the following sections of the Distribution Agreement shall apply in relevant part to this Agreement: 12.3 (Governing Law), 12.4 (Notice), 12.5 (Amendment and Modification), 12.6 (Successors and Assigns; No Third-Party Beneficiaries), 12.7 (Counterparts), 12.8 (Interpretation), 12.9 (Severability), 12.10 (References; Construction), and 12.11 (Terminability).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALLTEL CORPORATION

By: /s/ Sharilyn S. Gasaway

Name: Sharilyn S. Gasaway
Title:   Executive Vice President

ALLTEL HOLDING CORP.

By: /s/ John P. Fletcher

Name: John P. Fletcher
Title:   Executive Vice President and General Counsel

VALOR COMMUNICATIONS GROUP, INC.

By: /s/ William M. Ojile, Jr.,

Name: William M. Ojile, Jr.,
Title:    Senior Vice President, Chief Legal Officer
                    and Secretary